Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-138763 of Ethan Allen Interiors Inc. on Form S-8 of our report dated June 29, 2022, appearing in this Annual Report on Form 11-K of The Ethan Allen Retirement Savings Plan as of December 31, 2021 and for the year then ended.

/s/ CohnReznick LLP

Hartford, Connecticut

June 29, 2022